EXHIBIT 99.1

Contacts:  Patrick Allender             George Sard/Anna Cordasco/Dan Gagnier
           Chief Financial Officer      Citigate Sard Verbinnen
           202/828-0850                 212/687-8080

                 DANAHER PROPOSES MERGER WITH COOPER INDUSTRIES
           IN STOCK-AND-CASH TRANSACTION VALUED AT UP TO $58 PER SHARE

WASHINGTON, D.C., AUGUST 1, 2001 - Danaher Corporation (NYSE: DHR) today announced that it has made a proposal to Cooper Industries, Inc. (NYSE: CBE) for a merger through a stock-and-cash transaction valued at $54 to $58 per Cooper share, or a total value of approximately $6.5 billion to $7 billion including assumed debt, based on recent Danaher share prices. The offer represents a 30% to 39% premium over Cooper's closing stock price yesterday and a 38% to 48% premium over Cooper's average share price over the past three months.

Danaher said the proposed strategic combination would create a significant global enterprise with combined revenues in excess of $8 billion, operating profit in excess of $1.2 billion, a strong balance sheet and leverageable strengths across many product platforms that would drive revenue growth, reduce costs and improve operational efficiency. Danaher expects the transaction to be at least 10% accretive to its cash earnings per share in the first year based on modest synergies.

Danaher President and Chief Executive Officer H. Lawrence Culp, Jr. said,
"This is a compelling transaction for both companies from both an industrial and financial perspective. Cooper's product portfolio is highly complementary to Danaher's, adding significant scale to our power quality and reliability product lines, bringing a strong portfolio of leading electrical products brand franchises, and significantly enhancing the product offering we provide our electronic, electrical, and industrial distribution customers. In addition, the strength of the combined balance sheet and free cash flow will create new opportunities for growth and superior shareholder return. We believe Cooper shareholders will find our proposal preferable to Cooper's proposed reincorporation in Bermuda, especially given Danaher's long history of superior performance relative to both market indices and Cooper's shares. We are deeply committed to achieving a mutually beneficial negotiated transaction with Cooper and we stand ready to meet with Cooper at any time."

Danaher has proposed a merger in which Cooper shareholders would receive consideration consisting of 75% Danaher stock and 25% cash. Specifically, each Cooper share would be converted into $14.50 in cash and 0.7650 Danaher shares at the high end of the proposed range, or $13.50 in cash and 0.7123 Danaher shares at the low end of the proposed range (subject to cash elections if desired). The Danaher proposal would provide a value of $54.00 to $58.00 for each Cooper share based on Danaher's closing share price on July 20, 2001, the day before the two companies met to discuss Danaher's proposal.

The following letter was sent by Mr. Culp on July 25, 2001 to Mr. H. John Riley, Jr., Chairman and Chief Executive Officer of Cooper Industries:

     Dear John:

     Pat Allender and I enjoyed meeting with you, Brad McWilliams and Dave
     White this past Saturday to discuss our proposal for a business combination between Danaher Corporation and Cooper Industries, Inc. We appreciate your time, as well as your assurance that our offer will be relayed to and duly considered by the Cooper Board of Directors. As we indicated to you, however, in light of the accelerated timetable for the shareholder vote to consider your proposal to reincorporate Cooper in Bermuda and the fact that we are offering a substantial premium to Cooper shareholders, we believe it would be appropriate for our proposal to be considered more promptly than at your next scheduled Board meeting on August 7. I thought it would be useful to memorialize for you and to set out for the Cooper Board of Directors the specifics of our proposed business combination so that your Board will have the benefit of our thinking and be able to consider our proposal fully and expeditiously.

     As you know, we at Danaher have for some time believed that a combination of our two companies would create an exciting global enterprise with critical mass and leverageable strengths across many product platforms that would drive revenue growth, reduce costs and improve operational efficiency. Such a merger would be extremely compelling from both an industrial and a financial perspective. With combined revenues in excess of $8 billion and annual operating profit well in excess of $1 billion, the combined company would have a powerful financial base from which to further enhance growth both organically and through acquisitions. The strength of the combined balance sheet and the new opportunities that will be created will deliver superior returns to our combined shareholder base with benefits flowing to our customers, associates, suppliers and other constituencies as well. The excellent fit between our two companies is evident to us not only in the complementary nature of our businesses along product and geographic lines, and in our mutual commitment to operating excellence, but also in our strategic vision. You have made it clear that your primary reasons for proposing to reincorporate Cooper in Bermuda are the opportunity to enhance cash flow and with the additional cash be a more effective player in the consolidating sectors in which we both operate. As you will recall, this was the essential rationale for combining our two fine companies that my predecessor, George Sherman, emphasized in his letter to you on August 17, 1999. It was prescient then and is even more persuasive today. We believe that a combination with Danaher would accelerate the fulfillment of your own desired objectives.

     It has been almost two years since you rejected George's proposal for a merger, which also offered a significant premium to Cooper's shareholders, in order to pursue your business strategy independently. Because you had no interest in pursuing a negotiated transaction, we did not pursue the matter at that time, although we continued to believe in the tremendous value of combining our two companies. A comparison of our respective companies' financial results and share price performance from that time clearly indicates that your shareholders would have realized significant additional value had you accepted our earlier proposal. Since the date of George's letter to you, Danaher's stock has outperformed Cooper's stock and the S&P 500 by 25 percentage points and 7 percentage points, respectively (a trend that has held true for the past three, five and ten year periods as well).

     Your recent decision to seek shareholder approval for a major reorganization and reincorporation of Cooper in Bermuda prompted us to formally re-propose a combination of Cooper and Danaher. We firmly believe that our merger proposal represents a far more attractive near-term and long-term alternative to Cooper's shareholders than your proposed restructuring plan. The significant tax and other costs involved in migrating Cooper offshore would be altogether avoided in a Danaher transaction which would also provide your shareholders with an immediate and substantial value boost. More important even than our own view, we are convinced that your shareholders will overwhelmingly agree with this assessment and will not want to incur the costs of the move offshore in light of our proposal. We note with interest the limited impact on your share price that has resulted from your announced plan.

     For all the above reasons, we have proposed to you a merger in which the Cooper shareholders will receive consideration consisting of 75% Danaher stock and 25% cash. Specifically, as we conveyed to you and your team when we met on July 21, our proposal is to structure the transaction as a merger in which each Cooper share would (subject to shareholder elections and proration as desired) be converted into $14.50 in cash and
     0.7650 Danaher shares at the high end of our proposal or $13.50 in cash and
     0.7123 Danaher shares at the low end of our proposal. As we discussed, this offer would provide a value of $54.00 to $58.00 for each Cooper share based on the Danaher closing price on the day prior to our meeting, which represented a 33% to 43% premium over Cooper's closing stock price on the same day and a 40% to 50% premium over the average Cooper closing stock price for the prior three months. Based on today's closing prices, our proposal represents a 35% to 45% premium to Cooper's stock price. While our proposal is based on our review and analysis of publicly available information regarding Cooper, we expect that confirmation of our understanding of Cooper's financial results and outlook through a due diligence review of Cooper's business (which we believe could be completed in as little as two weeks) would allow us to finalize a combination proposal at the high end of our range. We believe that a transaction with a substantial component of Danaher stock (in addition to a significant cash component) would be enthusiastically received by your shareholders as it offers a significant participation in the growth and synergy prospects of a much stronger combined company.

     It is our view, and we are pleased that your team seems to agree, that a combination of our companies would have no significant contingencies and that this transaction can be completed expeditiously. We are ready to undertake a mutual due diligence review at your earliest convenience and to meet with your team to negotiate a merger agreement at any time. We believe ardently in the wisdom and strategic value of this transaction and the benefits that it offers to our combined shareholders and other stakeholders. I sincerely hope that you and Cooper's other directors will share our enthusiasm. As I said above, we feel strongly that an offer as compelling as this warrants prompt and thorough consideration by your Board at a special meeting and should not languish "on the back burner" for two weeks, particularly while you are actively soliciting your shareholders to support your alternative reincorporation plan. Accordingly, we would hope to hear back from you by the close of business on Monday, July 30 as to your Board's considered view of our proposal.

     This matter has the highest priority for us at Danaher and we are committed to work with you in any way we can to expeditiously bring this vision to fruition. I look forward to continuing our discussions soon and hopefully working together to bring about a transaction in which everyone wins.

     Sincerely,
     H. Lawrence Culp, Jr.
     President and Chief Executive Officer

Danaher will hold a conference call today at 8:30 a.m. E.S.T. to discuss this announcement. To participate, please dial 706-679-6107, conference ID # 1511675, approximately 10 minutes prior to the beginning of the call to receive clearance from the operator. You will be requested to identify yourself and the organization on whose behalf you are participating. Media will be in a listen-only mode for the duration of the call. A recording of this call will be made available beginning at 11:00 a.m. E.S.T. on August 1, 2001 through to 11:00 a.m. E.S.T. on August 8, 2001 by dialing 706-645-9291, conference ID # 1511675. The conference call will also be available in an audio archive on the Danaher website (http://www.danaher.com).

Danaher Corporation is a leading manufacturer of Process/Environmental Controls and Tools and Components. (http://www.danaher.com)

The above press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In some cases, you can identify these so-called "forward-looking statements" by words such as "would," "will," "expects," "plans," "believes" or words of similar tenor. These forward-looking statements are based on management's good faith expectations and beliefs concerning future developments, but you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Danaher. Factors that could cause actual results to differ materially include the following: (1) the businesses of Danaher and Cooper may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected combination benefits from the transaction may not be fully realized or may not be realized within the expected time frame; (3) Cooper may not be able to meet Danaher's expectations and revenues following the transaction may be lower than expected; (4) operating costs and business disruption, including difficulties in maintaining relationships with employees, customers or suppliers, may be greater than expected following the transaction; (5) the regulatory approvals required for the transaction may not be obtained on the proposed terms or on the anticipated schedule; and (6) other risks described from time to time in Danaher's periodic reports filed with the Securities and Exchange Commission. Danaher disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the foregoing.

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